Consulting Agreement
Vycor Medical LLC and Dr. Ezriel E. Kornel

This Consulting Agreement is entered into as of January 10, 2006, between Dr. Kornel ("the Consultant") and Vycor Medical LLC ("the Corporation.") In consideration of the mutual covenants set forth in this agreement, the parties agree as follow:

1. Terms of Retention

Upon the terms and conditions set forth in this agreement, the Corporation hereby agrees to retain the Consultant, and the Consultant agrees to act as a Consultant and be listed as a medical advisor to the Corporation. During the term of this agreement, the Consultant agrees to perform the services set forth in Schedule A to this agreement.

2. Term of Consultancy Agreement

The term of this agreement shall commence January 10, 2006 and shall continue for three (3) years until January 10, 2009, subject to the termination provisions provided herein.

3. Relationship of Corporation and Consultant

It is understood that the Corporation retains the Consultant only for the purposes and to the extent set forth in this agreement and his contractual relationship to the Corporation shall, during the term of the agreement, be that of a consultant. However, the Consultant should not be considered as having employee status by the Corporation for the purposes of entitlement to participate in any plans, arrangements, or distributions by the Corporation pertaining to any pensions, stocks, bonuses, profit sharing or other similar benefits for the Corporations' other employees. Further, the Consultant, shall not be considered an employee for the purposes of entitlement to any employee benefits whatsoever, including, but not limited to, vacation and sick day pay, paid statutory or other holidays observed by the Corporation, medical, health or disability insurance or other employment benefits. The Corporation shall not withhold any of the Consultant's compensation payments for income tax purposes and shall not have any obligations with regard to social security payments, insurance, workers' compensation coverage for the Consultant or any similar items.

Nothing contained in this agreement shall be deemed or construed to constitute a business relationship, partnership, joint venture, principal and agent, employer and employee, franchisor and franchisee, or any other association between the parties.

4. Compensation

For the Consultant's services to the Corporation as discussed in Clause 1 during the term of this agreement, the Consultant shall receive from the Corporation:

1. Clinical Samples of the Vycor Medical Brain Access Systems and of the Vycor Medical Cervical Access Systems with a valued list price of $44,000 USD each.

2. The possibility that for every new product that he assists with development from feasibility to production release, he receives the first production piece at no charge. Each piece after the first one shall be worked through our US Distribution partner regarding pricing.

3. The option to have an idea processed through the Vycor Medical "New Invention" procedure with no R&D expenses from the Consultant.

4. The potential to collect up to a 20% royalty for each part of a new product that was developed exclusively by Consultant and launched for sale in the worldwide market and meets mutually agreed upon sales objectives. This would be proportionate to the total sale and based on gross profit from each sale, not on the selling price of the product. Once this is processed and agreed to, then the idea would belong to the Corporation.

5. At the Corporation's sole option, special consulting or advisement services can be considered for certain projects at a mutually agreed upon fee.

5. Expenses

The Corporation shall reimburse the Consultant for reasonable out-of-pocket expenses incurred by the Consultant in connection with the Corporation's business if these expenses were pre-approved, but only if the Consultant provides the Corporation with

substantiating receipts or other documentation as the Corporation may reasonably require.

6. Confidential Information

a. As used in this agreement the term "Confidential Information" refers to trade secrets and any and all valuable information of a confidential, proprietary, competitively sensitive, or secret nature related to the business, intellectual property, or research of value to the Corporation or the Consultant or which, if disclosed, may be prejudicial to the Corporation or the Consultant, that is disclosed by one party to the other *and* expressly identified by the disclosing party as Confidential Information.

b. The Consultant and the Corporation each acknowledge that the Confidential Information is a valuable, unique asset of the respective parties. Each party agrees at all times during the term of this agreement and thereafter to keep in confidence and trust all Confidential Information and that both parties will not directly or indirectly use or exploit the Confidential Information other than in the course of this agreement, nor will either party directly or indirectly disclose any Confidential Information to any person or entity, except in the course of carrying out this agreement with the consent of the other party. Each party agrees to use its or his best efforts to ensure that the other party's Confidential Information and any record or documents containing such information, will not be left exposed to theft, embezzlement, unauthorized reproduction or unauthorized disclosure.

c. Each party will comply with all reasonable directions given by the other party with regard to safeguarding confidential, privileged or competitively sensitive information. The parties will take all reasonable steps to safeguard the Confidential Information of the other party. The Corporation and the Consultant agree to notify the other immediately upon discovery of any unauthorized use or disclosure of any of the Confidential Information and to cooperate with each other to help recover possession of the Confidential Information and/or to prevent its further unauthorized use or disclosure.

d. It is further agreed that the Corporation and the Consultant will immediately return any and all of the other party's Confidential Information in the other party's possession upon the termination of this agreement for any reason

whatsoever, or upon the request of either the Consultant or the Corporation.

e. If Consultant would like to keep an idea submitted to the Corporation as his own personal invention belonging solely to him, then he should present the idea to the Corporation under a separate CDA. A separate sales and marketing agreement shall be considered by the Corporation and Consultant after the feasibility stage of this idea is accepted by the Corporation.

7. Return of Confidential Information

Upon the termination of this agreement for any reason whatsoever, the Consultant and the Corporation agree to promptly and without request deliver to the other party all originals and copies of notebooks, documents, reports, files, samples, mailing lists, computer programs, and other records and data which are then in the other party's possession or under his or its control and which pertain to the work performed pursuant to this agreement or include Confidential Information or Developments and to return to the other party any other tangible personal property owned by the them, unless such return is waived in writing by the owning party.

Provided such retention is disclosed to the Corporation and subject to the Consultant's confidentiality obligations as set out in Clause 5, the Consultant may retain copies of any such records as required by the Consultant to satisfy tax reporting or other legal requirements.

The Consultant and the Corporation recognize that the unauthorized taking of any of the other party's trade secrets or other Confidential Information is a crime and could also result in civil liability.

8. Ownership of Innovations or Developments

As used in this agreement, "Developments" refers to any valuable information of a confidential, proprietary, or secret nature or which the dissemination or use of may be prejudicial to the Corporation developed

i. during the term of this agreement; and
ii. which are directly related to the current or future products of the Corporation (or their improvements); and

iii. which results from the Consultant's participation in projects initiated by the Corporation during the term of this agreement.

a. This definition includes, but is not limited to, inventions, devices, discoveries, concepts, ideas, algorithms, formulae, specifications, proposals, models, designs, processes, protocols, techniques, systems and improvements, test results and reports, analysis, simulations results, tables of operating conditions, materials, components, industrial skills, operating and testing procedures, know-how and show-how, whether patentable or not; and software, documentation, data, designs, flow charts, trademarks, specifications and source code listings (including any enhancements, modifications or additions thereto), together with any related works, reports, products, scientific and technical information or material;

b. The Consultant will make full and prompt disclosure to the Corporation of any and all items described above that constitute Developments within the meaning of this agreement as soon as possible after any such item is invented, made, conceived, discovered, reduced to practice, or learned by the Consultant.

c. Subject to the terms of this agreement, the Consultant agrees that any and all Developments will be exclusive property of the Corporation subject to Item number 4 and 6 above. The Consultant hereby assigns to the Corporation all right, title and interest that the Consultant may acquire in and to all Developments. The Consultant shall execute any assignments to the Corporation or other documents requested by the Corporation to evidence such an assignment of the Corporation's ownership of all such Developments.

d. Except with respect to written works, which are intended to be submitted for publication or presentation in the lay or academic press, the Consultant maintains his copyright.

9. Remedies

The Consultant and the Corporation each acknowledge that the agreements in Clauses 6 to 8 are of a special, unique, unusual, extraordinary and/or intellectual character which give them particular value, such that a violation of those agreements will

constitute a material breach of trust and confidence and maybe an invasion of privacy and that the breach by either party of those agreements could not reasonably or adequately be compensated in damages in an action of law and that the aggrieved party shall be entitled to injunctive relief or similar remedy to specifically enforce those provisions. Such relief may include, but shall not be limited to, an injunction restraining the violating party from engaging in any activity which breaches or would breach this agreement. However, no remedy conferred by any of the specific provisions of this agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy existing at law or in equity. The election of any one or more remedies by a party shall not constitute a waiver of its rights to pursue other available remedies.

10. Termination of Agreement

Either the Consultant or the Corporation may terminate this agreement after a minimum period of one month (ending February 10, 2006) at either party's discretion with or without cause, by providing thirty (30) days prior written notice of the termination to the other party. The termination of this agreement pursuant to this Clause shall not release either party from any accrued obligations to pay any sum to the other party (whether then or thereafter payable) or operate to discharge any liability incurred prior to the termination date. In addition, the obligations under the agreement shall survive the termination of the agreement.

11. Conflicting Agreements

The Consultant represents that his retention by the Corporation under this agreement and related actions have not breached and will not breach any covenant to keep in confidence proprietary or Confidential Information or any other agreement with any third party. The Consultant has not entered into, and agrees that he will not enter into any agreement, either written or oral, in conflict with this agreement, the Corporation and the products and their technology.

12. Amendment or Modification of Agreement

This agreement may be modified, altered, or amended only by a subsequent document in writing, signed by both the Consultant and the Corporation, or by the authorized representatives of each party.

13. Severability

If any provision of this agreement or its application to any person or circumstance is held invalid or unenforceable to any extent, the remainder of the agreement and its other applications shall not be affected and shall be enforceable to the fullest extent permitted by law.

14. Force Majeure

With the exception of payment obligations arising under this agreement, neither party shall be liable for failure to fulfill its obligations under this agreement due to causes beyond its reasonable control.

15. Successors and Assignments

This agreement shall inure to the benefit of and be binding upon the Corporation and the Consultant and their respective successors and assigns. The rights and obligations hereunder may not be assigned or transferred by either party without the prior written expressed consent of the other party, which such consent shall not be unreasonably withheld or delayed, and any such transfer in violation of this Clause shall be void.

16. Counterparts

This agreement may be executed in one or more counterparts each of which shall be a valid original agreement.

17. Further Action

Each party agrees to execute and deliver any further documents and to do any additional acts reasonably required to carry out the terms of this agreement.

18. Waivers

Any provisions of this agreement may be waived at any time by the party entitled to the benefit thereof by way of a written instrument executed by the party or by a duly authorized officer of that party. No waiver of any of the provisions of this agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

19. Notices

Any notice or other communication to a party provided for in this agreement shall be deemed to have been duly given if delivered personally in writing to the party or if delivered in writing by overnight courier, on the date of its delivery, addressed to the party at such party's address determined in accordance with this paragraph.

The address of the **Consultant** shall be:

244 Westchester Avenue, Suite 310
White Plains, NY 10604, USA

The address of the **Corporation** shall be:

40 Chardonnay Drive
Coram, NY 11727, USA

Either party may change its or his address for the purposes of this agreement by way of notice given to the other party in accordance with this paragraph. Any notice, or communication delivered in person or by overnight courier shall be deemed to have been received on the date of its delivery.

20. Arbitration

Each party agrees that where either party alleges a breach of this agreement or seeks clarification as to the rights, obligations, or terms of this agreement, the matter shall be put forward to an impartial, non-judicial, private arbitrator, to be agreed upon by the parties, for a hearing based on Terms of Reference as agreed on by the parties.

Further, the parties agree that there shall be no appeal from the decision of the arbitrator.

21. Legal Fees and Costs

In any legal proceedings to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable legal fees and costs and necessary disbursements, in addition to any other relief to which it or he may be entitled.

22. Jurisdiction

Each party to this agreement agrees that any action or proceeding in a court of law to determine or enforce any rights or obligations under this agreement must be brought in the courts in the State of New York, USA.

Each party consents to the jurisdiction of said court over the parties for the purposes of any such action or proceeding.

23. Governing Law

This agreement shall be construed and enforced in accordance with the laws enforced in the State of New York, without regard to its conflict of laws principles, and all questions with respect to the construction of the agreement, the rights and liabilities of the parties shall be governed by those laws.

Executed at Coram, New York at the date first written above:

Vycor Medical LLC
"the Corporation"

Heather N. Jensen
President

Dr. Ezriel E. Kornel
"the Consultant"

SCHEDULE A

The services below are a list of consulting services that Vycor Medical and Dr. Kornel have identified. Both parties acknowledge this is a partial list of services and the specific consulting tasks and assignments may change as deemed necessary by Vycor Medical.

1. **Publications and Presentations**
   Dr. Kornel will participate in the analysis, preparation, submission, publication and presentation of scientific data relating to the companies research efforts.

2. **Sales and Marketing Support**

   Dr. Kornel will assist in the preparation of sales and marketing materials that contain clinical information for the products he has been involved in.

3. **Clinical Evaluations**
   Dr. Kornel agrees to evaluate new products in a clinical setting for Vycor Medical while allowing Vycor Medical employees to observe these clinical tests.

4. **Product Feedback/Colleague Opinion**
   Dr. Kornel agrees to review new product ideas that Vycor Medical presents. Dr. Kornel will provide an open and honest product feedback to Vycor Medical including but not limited to practical usage of the new product, its estimated annual need and/or consumption for the specific application, and its feasibility to the field of use. Dr. Kornel will also refer new products to his colleagues who are also specialists in certain fields for their respective opinions when possible.

5. **Laboratory Use**
   Vycor Medical is a designer, developer and manufacturer of minimally invasive surgical devices. Dr. Kornel will when feasible, facilitate and support Vycor Medical on being able to use clinical/hospital settings for new and existing product evaluation, validation and verification.